Exhibit 5.1

November 3, 2021

BioRestorative Therapies, Inc.

40 Marcus Drive

Melville, New York 11747

Re:	Registration Statement on Form S-1 (File No. 333-258611)

Gentlemen:

In our capacity as counsel to BioRestorative Therapies, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with the proposed offer and sale by the Company of (i) 2,222,222 shares (the “Shares”) of Common Stock, par value $0.0001 per share (the “Common Stock”), and warrants to purchase an aggregate of 2,222,222 shares of Common Stock (the “Warrants”), as set forth in the Registration Statement on Form S-1 (File No. 333-258611), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The shares of Common Stock underlying the Warrants are collectively referred to herein as the “Warrant Shares”.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Certificate of Incorporation and the By-Laws of the Company, each as amended to date, minutes of meetings and unanimous written consents of the Board of Directors of the Company and committees thereof and the Registration Statement. We have also examined such other instruments and documents as we deemed relevant under the circumstances.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as original, (ii) the conformity to the originals of all documents submitted as certified, photostatic or facsimile copies and the authenticity of the originals, (iii) the legal capacity of natural persons, (iv) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof and (v) the conformity to the proceedings of the Board of Directors and committees thereof of all minutes of such proceedings. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as described in the Registration Statement, will be validly issued, fully paid and nonassessable; (ii) the Warrants have been duly authorized and, when issued and delivered by the Company against payment therefor as described in the Registration Statement, will be valid and binding obligations of the Company; and (iii) the Warrant Shares have been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is as of the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in any of the matters set forth herein.

We are rendering this opinion only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

This opinion is for your exclusive use only and is to be utilized and relied upon only in connection with the matters expressly set forth herein.

Very truly yours,

CERTILMAN BALIN ADLER & HYMAN, LLP

By:	/s/
Fred Skolnik, a Member of the Firm